Exhibit 99.(d)(ii)

CALAMOS ANTETOKOUNMPO SUSTAINABLE EQUITIES TRUST SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into on this 12th day of January 2023 by and among Calamos Antetokounmpo Asset Management LLC, a Delaware limited liability company (the “Advisor”), Calamos Advisors LLC, a Delaware limited liability company (the “Sub-Advisor”), and Calamos Antetokounmpo Sustainable Equities Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has appointed Calamos Antetokounmpo Asset Management LLC (the “Advisor”) as the investment advisor for its series (each a “Fund”) pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisor and Sub-Advisor are registered investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Advisory Agreement permits the Advisor, at its option, subject to approval by the Trust’s Board of Trustees (the “Board”) and, to the extent necessary, shareholders of its series, to delegate certain of its duties under the Advisory Agreement to other investment advisors, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist it in the provision of a continuous investment program for the Trust’s assets, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties do mutually agree and promise as follows:

1.	Appointment and Acceptance as Sub-Advisor. The Advisor hereby retains the Sub-Advisor to act as Sub-Advisor and manage on a discretionary basis any or all of the Trust’s assets and investments allocated by the Advisor to the Sub-Advisor (the “Allocated Portion”), and to provide investment advice to the series of the Trust as hereinafter set forth, subject to the oversight of the Advisor and the Board and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.

2.	Duties of Sub-Advisor.

a.	Investments. The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, investment policies and restrictions of each Fund as set forth in the Fund’s registration statement, prospectus and Statement of Additional Information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) along with the requirements applicable to registered investment companies under applicable laws (including the 1940 Act), the oversight and direction (excluding, for the avoidance of doubt, any direction with respect to the selection and management of the specific investments) of the Advisor and the Board, and any portfolio guidelines (including the list of securities permitted to be and/or restricted from trading) agreed from time to time in writing by the Advisor and Sub-Advisor (“Guidelines”), at its own expense as provided in Section 4 hereof in consideration of the fees payable as provided in Section 5 hereof, with respect to the Allocated Portion to: (i) regularly provide investment advice, research and recommendations to a Fund; (ii) furnish, supervise and monitor a continuous investment program for a Fund and the composition of its portfolio to determine in its discretion what securities, cash and other investments shall be purchased, retained or sold; and (iii) arrange, subject to the provisions of paragraph (d) below, for the purchase and sale of securities and other investments. The Advisor shall provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including, without limitation, information concerning a Fund and the Fund’s affairs.

The Advisor hereby authorizes the Sub-Advisor, at all times in accordance with the Prospectus and the Guidelines, with respect to the Allocated Portion to (i) enter into, on behalf of the Trust and as its Sub-Advisor and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Trust and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter), options on indices (listed and over-the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”), (ii) pledge and deliver cash, securities, commodities or other assets of the Trust as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of the Trust in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Trust under any Investment Instruments or other agreement or documentation.

b.	Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement or otherwise, the Sub-Advisor shall act in conformity with the Trust’s Declaration of Trust (as it may be amended or modified from time to time), By-Laws (as they may be amended or modified from time to time), procedures and policies (“Policies”) adopted by the Board and/or by the Advisor, the Guidelines, and the Prospectus and with instructions and directions received in writing from the Advisor or the Board and will conform to and comply with the requirements of the 1940 Act, the Advisers Act and, to the extent applicable, the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted under the 1940 Act, the Advisers Act and, to the extent applicable, the CEA, from time to time, the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable federal and state laws and regulations necessary to allow the Trust to qualify as a “regulated investment company” as defined in Subchapter M of the Code. The Sub-Advisor shall maintain compliance procedures and processes that are reasonably designed to ensure compliance with all laws, rules, regulations and requirements applicable to the investment advisor of a closed-end investment company like the Trust under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act. No supervisory activity undertaken by the Advisor shall limit the Sub-Advisor’s full responsibility for all of its obligations and responsibilities hereunder. To the extent that the CEA and the CFTC regulations require: (A) registration by the Sub-Advisor as a commodity pool operator or commodity trading advisor and/or membership with the National Futures Association (“NFA”) with respect to the Fund, (B) specific disclosure, as applicable to the investors in the Fund, or (C) filing of reports and other documents with respect to the Fund, Sub-Advisor shall promptly and fully comply, or work with the Advisor to take reasonable steps to cause the Trust to comply, with all such requirements.

The Advisor shall provide the Sub-Advisor with copies of the Trust’s Declaration of Trust, By-Laws, Policies, the Guidelines, and the Prospectus, and shall provide the Sub-Advisor with reasonable notice of any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus or in any Policies or Guidelines adopted by the Board and/or the Advisor, and the Sub-Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Fund’s portfolio in compliance with such documents and changes, provided that the Sub-Advisor has received notice of the effectiveness of such changes from the Fund or the Advisor and any such changes to the investment objectives, policies, restrictions or guidelines for the Fund shall be reasonably acceptable to the Sub-Advisor, provided, further, that any such changes shall be deemed to be acceptable to the Sub-Advisor unless the Sub-Advisor has provided the Advisor written notice within seven (7) business days of receiving such documents that any of the changes are not reasonably acceptable. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus reflecting such changes.

The Sub-Advisor shall not delegate investment advisory services to any third-party concerning transactions for a Fund without the prior written consent of the Advisor or the Board.

c.	Voting of Proxies. Absent specific written instructions to the contrary provided to the Sub-Advisor by the Advisor, the Sub-Advisor shall vote, either in person or by proxy, all securities in which a Fund may be invested from time to time with respect to the Allocated Portion in accordance with its proxy voting procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable a Fund to file Form N-PX as required. The Sub-Advisor shall provide its proxy voting policy (“Proxy Policy”) to the Board and the Advisor, and, if requested by the Advisor, shall provide a summary of the Proxy Policy suitable for including in the Prospectus. The Sub-Advisor shall provide the Board and the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. The Sub-Advisor shall promptly inform the Advisor of all tender offers, rights offerings and other voluntary corporate action requests affecting securities in a Fund with respect to the Allocated Portion and, absent specific written instructions to the contrary provided to the Sub-Advisor by the Advisor, shall respond on behalf of a Fund to all such corporate action requests and shall complete and file notices of claims in connection with class action lawsuits concerning securities in a Fund with respect to the Allocated Portion.

d.	Brokerage. With respect to the Allocated Portion, the Sub-Advisor is authorized, subject to the supervision and oversight of the Advisor and the Board, to establish and maintain accounts on behalf of a Fund with, and place orders for the purchase and sale of the Fund’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Sub-Advisor may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Sub-Advisor shall be used only in transactions permissible under applicable laws, rules and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the Policies adopted by the Fund. The Sub-Advisor, upon reasonable request of the Advisor, shall promptly provide the Advisor with copies of all agreements regarding brokerage arrangements related to a Fund.

The Sub-Advisor shall enter into transactions and place orders for the purchase and sale of portfolio investments for the Trust’s account with brokers, dealers and/or other counterparties selected by the Sub-Advisor with respect to the Allocated Portion. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Sub-Advisor shall seek to obtain for the Trust the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Trust the most favorable price and execution available, the Sub-Advisor, bearing in mind the best interests of the Trust at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Advisor and the Sub-Advisor, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any SEC guidance issued thereunder) to the Sub-Advisor an amount of commission for effecting an investment transaction for a Fund that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Sub-Advisor with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Sub-Advisor in connection with the Sub-Advisor’s services to other clients. The Sub-Advisor is responsible for obtaining a completed Form W-9 from any broker it selects to place orders for the Trust, and responsible for providing such to the Advisor and the Trust.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interests of the Trust as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations (including any applicable exemptive orders or SEC guidance) and subject to the trade allocation procedures approved by the Trust’s Board or the Advisor, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions or spreads and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in accordance with the approved procedures.

The Sub-Advisor shall render reports to the Advisor and/or to the Board as reasonably requested regarding commissions generated as a result of trades executed for the Trust, as well as information regarding third-party services, if any, received by the Sub-Advisor as a result of trading activity relating to the Trust with brokers and dealers.

e.	Code of Ethics. The Sub-Advisor, including its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), shall observe and comply with Rule 17j-1 and the Sub-Advisor’s written code of ethics, as the same may be amended from time to time (“Code of Ethics”). On at least a quarterly basis, the Sub-Advisor shall, at the request of the Advisor, either (i) certify to the Advisor that the Sub-Advisor and its Access Persons have complied in all material respects with the Sub-Advisor’s Code of Ethics or (ii) identify any (A) material violations which have occurred with respect to the Code of Ethics or (B) with respect to any Access Persons who provide services to the Trust, multiple violations (whether or not material) by the same individual(s) which have occurred with respect to the Code of Ethics. Quarterly, the Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning its Code of Ethics, to the Trust and the Advisor. The Sub-Advisor shall notify the Advisor promptly of any material violation of the Code of Ethics involving employees providing services to the Trust and provide information relevant to the Trust related to any such violation. Further, the Sub-Advisor represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Advisor and its employees. Upon the written request of the Advisor or Sub-Advisor, the Sub-Advisor shall permit the Advisor, its employees or agents, to examine the reports (or summaries of the reports) required to be made by the Sub-Advisor under Rule 17j-1(c)(1) and other records evidencing enforcement of the Code of Ethics.

f.	Books and Records. The Sub-Advisor shall maintain, and provide to the Fund’s Administrator for inclusion in the Fund’s records, all records that are required of an investment advisor of a registered investment company pursuant to the applicable laws, rules and regulations, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the CEA and the rules and regulations under the 1940 Act, the Advisers Act and, to the extent applicable, the CEA. The Sub-Advisor acknowledges that the records that it maintains with respect to the Fund that are included in the Fund’s records are property of the Fund and further agrees that all accounts, books and other records maintained and preserved by it shall be surrendered promptly to the Fund, or to any third party at the Fund’s direction, including the Advisor or any governmental agency or other instrumentality having regulatory authority over the Advisor or the Fund; provided, that the Sub-Advisor may at its own expense make and retain copies of any such records.

g.	Information Concerning the Trust’s Assets and Sub-Advisor. From time to time as the Advisor or the Board may request, the Sub-Advisor shall furnish the requesting party information and reports on portfolio transactions and on the securities and other assets held in the portfolio, all in such detail, form and frequency as the Advisor or the Board may reasonably request. The Sub-Advisor shall respond in writing to any request or questionnaire from the Trust’s Board under Section 15(c) of the 1940 Act.

The Advisor shall furnish to the Sub-Advisor the Prospectus, proxy statements, reports to shareholders, financial statements, Declaration of Trust and By-Laws, and any amendments thereto, and such other information with regard to the affairs of the Trust as the Sub-Advisor may reasonably request.

The Advisor acknowledges and agrees that, provided that the Sub-Advisor has provided the Advisor with complete, accurate and timely information regarding the Sub-Advisor’s activities relating to the Trust, the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust, including, without limitation, the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations thereunder, and that the Sub-Advisor shall have no liability in connection therewith, except as to the accuracy of (x) material information furnished in writing by the Sub-Advisor to the Trust or to the Advisor specifically for inclusion in the Prospectus, or (y) information which was provided to the Sub-Advisor to review and which the Sub-Advisor approved as to the accuracy of such information. The Sub-Advisor shall provide to the Advisor in a timely manner such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus. The Sub-Advisor shall review all disclosure about the Fund(s) and the Sub-Advisor contained in a Fund’s Prospectus and certain advertisements for accuracy and shall approve or disapprove of such disclosure within seven (7) business days of receiving such disclosure.

The Sub-Advisor shall further provide to the Advisor, the Trust or the Board in a timely manner with such information and assurances (including certifications and sub-certifications) and with such assistance as the Advisor, the Trust or the Board may reasonably request from time to time (subject to the Sub-Advisor’s receipt of any necessary information from issuers held in a Fund’s portfolio) in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Advisor’s, the Sub-Advisor’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Trust, or to meet other regulatory or tax requirements applicable to the Trust. The Sub-Advisor shall review all draft reports to shareholders, Prospectus or amendments thereto or portions thereof that relate to the Sub-Advisor and its relationship to a Fund (including the Fund’s investments, strategies and risks) and other documents related to the Fund provided to the Sub-Advisor and shall provide comments on such drafts and/or certifications or sub-certifications as to the accuracy of the information provided by the Sub-Advisor and/or contained in such reports or other documents within seven (7) business days of receiving such draft report, Prospectus (including any amendment to the Prospectus) or other document.

The Sub-Advisor shall report regularly on a timely and ongoing basis to the Advisor and to the Board and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with representatives of the Advisor and the Board on a regular basis at reasonable times the management of a Fund, the performance of the Fund in relation to standard industry indices and the Fund’s own performance benchmark, and general conditions affecting the marketplace. The Sub-Advisor shall render to the Advisor and the Board on a timely basis such other periodic and special reports regarding its activities under this Agreement as the Advisor or the Board may reasonably request. The Sub-Advisor shall, (i) on a continuing basis, provide the distributor of a Fund (the “Distributor”) with assistance with diligence, educational and informational efforts of consultants, financial advisors, other intermediaries and possible investors in the Fund in such amount and form as the Distributor may reasonably request from time to time, and (ii) upon reasonable notice from the Distributor, use reasonable efforts to cause the portfolio manager(s) or other person who manages or is responsible for overseeing the management of the Fund to provide such diligence, educational and informational assistance to the Distributor, including, without limitation, by participating in conference calls, meetings and road trips.

The Sub-Advisor shall further notify the Advisor promptly upon detection of any (i) error in connection with its management of a Fund, including, but not limited to, any trade errors, (ii) breach of any of the Policies or Guidelines, (iii) violation of any applicable law or regulation, including the 1940 Act and the Code, or (iv) material violation of the Sub-Advisor’s own compliance policies and procedures, in each case that relate to the Fund. In the event of detection of such an error, breach or violation, the Sub-Advisor shall promptly inform the Advisor and also provide a memorandum to the Advisor that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Advisor has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws). The Sub-Advisor shall maintain errors and omission insurance coverage and fidelity insurance coverage, each in at least such minimum amounts as agreed upon from time to time by the Advisor and the Sub-Advisor, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisors. The Sub-Advisor shall provide prior written notice to the Advisor: (A) of any material changes in its insurance policies or insurance coverage; or (B) if any material claims will be made on its insurance policies.

The Sub-Advisor shall, upon becoming aware, promptly notify the Advisor and the Trust in writing if: (i) there is a material breach of this Agreement; (ii) any of the representations and warranties of the Sub-Advisor contained herein (x) that are qualified by materiality becomes inaccurate after the execution of this Agreement or (y) that are not qualified by materiality becomes materially inaccurate after the execution of this Agreement; (iii) the Sub-Advisor is, or likely will become subject to, any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that would prevent the Sub-Advisor from serving as an investment advisor or performing its duties pursuant to this Agreement. The Sub-Advisor shall notify the Advisor and the Trust promptly if any statement regarding the Sub-Advisor contained in a Fund’s Prospectus with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

h.	Custody Arrangements. The Sub-Advisor shall at no time have custody or physical control of any assets or cash of the Trust. The Sub-Advisor shall on each business day provide the Advisor, the Trust and the Trust’s custodian such information as the Advisor, the Trust and the Trust’s custodian may reasonably request relating to all transactions and portfolio holdings of a Fund. The Sub-Advisor shall advise the Trust’s custodian and the Advisor on a prompt basis of each purchase and sale of a portfolio investment specifying the name of the issuer, the description and amount purchased or sold, the market price, commission or spread and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. The Sub-Advisor shall arrange for the transmission to the custodian and accounting agent on a daily basis such confirmation, trade tickets, and other documents and information as may be reasonably necessary to enable the custodian and accounting agent to perform their administrative and recordkeeping responsibilities with respect to a Fund.

i.	Assistance with Valuation. The Advisor and the Board are responsible for the accuracy, reliability, and completeness of any market or fair market value determinations of a Fund’s portfolio investments. The Sub-Advisor shall provide information and assistance reasonably required by the Advisor or its designated agent(s) in determining or assessing the market value of securities or other instruments held in a Fund, including those securities or instruments for which market quotations are not readily available or for which the Advisor or the Board has otherwise determined are to be fair valued. In addition, in order to assist in a Fund’s obligation to value its portfolio assets to determine the Fund’s net asset value and upon the request of the Advisor, the Sub-Advisor shall assist the Fund or the Advisor and their designated agent(s) in their determination of whether prices obtained for valuation purposes accurately reflect the fair value of the Fund’s assets at such times as the Advisor or its agents shall reasonably request. Without limiting the foregoing, the Sub-Advisor shall provide the reasonable portfolio investments data and relevant information underlying its market or fair value recommendations to the Advisor or its designated agents as the Advisor reasonably requests. The Sub-Advisor shall also provide the Advisor and its designated agent(s) with notice and analysis of any events that may affect or relate to the valuation of a Fund’s portfolio securities on a weekly basis and undertakes to monitor for such events with respect to all securities held by the Fund.

j.	Compliance Program. The Sub-Advisor shall cooperate fully with the Fund’s Chief Compliance Officer in executing his/her responsibilities to monitor service providers of the Fund pursuant to Rule 38a-1 under the 1940 Act, including, but not limited to, providing copies of the Sub-Advisor’s compliance policies and procedures, and reporting information as reasonably requested by the Advisor and the Board.

k.	Interaction With Other Service Providers. The Sub-Advisor shall cooperate with and provide reasonable assistance to the Advisor, the Board, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Advisor, keep all such persons fully informed as to such matters as may be reasonably necessary to the performance of their obligations to the Trust and the Advisor, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

l.	Insurance. The Sub-Advisor agrees that it shall maintain at all times during the course of this Agreement and for the period thereafter in which indemnification obligations thereto could be triggered, an insurance policy with respect to the Sub-Advisor in a commercially reasonable amount and on commercially reasonable terms taking into account the aggregate amount that it could potentially be required to pay based on actual or potential liabilities in connection with its indemnification or other obligations under this Agreement.

3.	Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Advisor in any way or otherwise be deemed an agent of the Trust or the Advisor. The Sub-Advisor shall perform its obligations under this Agreement and will require any individual performing work on its behalf to perform such work (i) in a diligent, professional and commercially reasonable manner and (ii) in compliance with all applicable laws, rules and regulations, including, without limitation, applicable anti-corruption, anti-bribery, anti-money laundering and data privacy laws.

4.	Expenses. During the term of this Agreement, the Sub-Advisor shall pay all expenses incurred by it in connection with its activities under this Agreement, including, without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Board, shareholders and with the Advisor, as requested, additions or modifications to the Sub-Advisor’s operations necessary to perform its services under this Agreement and all costs associated with any information or proxy statements and/or other disclosure materials that are for the primary benefit of the Sub-Advisor (including any legal fees and any shareholder meeting and/or solicitation costs, if applicable). The Sub-Advisor shall, at its sole expense, provide the office space, furnishings, equipment and personnel required, and employ or associate itself with such persons or firms as it believes to be qualified, to execute its duties under this Agreement. The Sub-Advisor shall not be responsible for the cost of making investments (including third-party fees and expenses with respect to or associated with finders fees (or similar costs associated with identifying investments), negotiating, evaluating (including due diligence) and investing in, any such investments) purchased or sold for the Trust.

Except as otherwise provided in this Agreement or by law, the Sub-Advisor shall not be responsible for expenses of the Advisor, the Trust or a Fund, which shall include, but not be limited to: organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Sub-Advisor); expenses for legal, accounting and auditing services(including expenses of legal counsel to the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust, the Advisor or the Sub-Advisor); taxes (including, without limitation, securities and commodities issuance and transfer taxes) and governmental fees (including, without limitation, fees payable by the Trust to Federal, State or other governmental agencies and associated filing costs); dues and expenses incurred in connection with membership in investment company organizations (including, without limitation, membership dues of the Investment Company Institute); costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Trust’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements); costs of valuation service providers retained by the Trust or the Advisor; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); fees and expenses of registering or qualifying securities of a Fund for sale in the various states; fees and expenses incident to listing of a Fund’s shares on any exchange; postage, freight and other charges in connection with the shipment of a Fund’s portfolio securities; fees and expenses of Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust, the Advisor or the Sub-Advisor and of any other trustees or members of any advisory board or committee who are not employees of the Advisor or Sub-Advisor or any corporate affiliate of the Advisor or Sub-Advisor; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including, without limitation, insurance premiums on property or personnel (including, without limitation, officers and Trustees of the Trust) of a Fund which inure to its benefit); interest; brokerage costs (including, without limitation, brokers’ commissions or transactions costs chargeable to a Fund in connection with portfolio securities transactions to which the Fund is a party); any costs and expenses associated with or related to due diligence performed with respect to a Fund’s offering of its shares, including, but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, distribution platforms and third-party due diligence providers, to the extent contemplated in the Trust’s distribution plan; a Fund’s proportionate share of expenses related to co-investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisers (including the Advisor or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for a Fund; litigation and other extraordinary or non-recurring expenses (including, without limitation, legal claims and liabilities and litigation costs and any indemnification related thereto) (subject, however, to Section 10 hereof); and all other charges and costs of the Trust’s or a Fund’s operations.

The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor or its affiliates for any expenses of the Trust, a Fund or the Advisor as may be reasonably incurred by the Sub-Advisor as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Sub-Advisor or its affiliates on behalf of the Trust or a Fund or as specifically agreed to beforehand by the Advisor). The Sub-Advisor shall keep and supply to the Fund and the Advisor reasonable records of all such expenses.

5.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Sub-Advisor shall be entitled to the fee as described on Exhibit A. Such fee shall be payable monthly from the Advisor, computed and calculated as described in Exhibit A. Advisor shall pay or cause the Trust to pay, as appropriate, such amounts directly to the Sub-Advisor at the same time (or promptly following such time) fees are paid to the Advisor pursuant to the Advisory Agreement.

The method of determining net assets of the Fund(s) for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and repurchase price of the shares as described in the applicable Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.

6.	Representations and Warranties of Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

a.	The Sub-Advisor is registered as an investment advisor under the Advisers Act and is registered or licensed as an investment advisor under the laws of all jurisdictions in which its activities require it to be so registered or licensed and will continue to be so registered for so long as this Agreement remains in effect;

b.	The Sub-Advisor is a limited liability company duly formed and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

c.	The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

d.	The Sub-Advisor has reviewed the registration requirements of the CEA and the NFA relating to commodity trading advisors and is either appropriately registered with the CFTC and a member of the NFA or exempt or excluded from CFTC registration requirements and has provided the Sub-Advisor and the Trust with a copy of any document evidencing its application for or receipt of such exemption or exclusion, and any amendments thereto;

e.	The Sub-Advisor has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and has provided the Advisor and the Trust with a copy of such Code of Ethics and any amendments thereto;

f.	The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees and officers (“Compliance Procedures”) and has provided the Advisor and the Trust with a copy of such Compliance Procedures and any amendments thereto;

g.	The Sub-Advisor is in compliance with all applicable laws, rules and regulations, including, without limitation, applicable anti-corruption, anti-bribery, anti-money laundering and data privacy laws, and has policies and procedures to ensure compliance with all such laws, rules and regulations;

h.	The Form ADV of the Sub-Advisor provided to the Advisor is and all amendments and annual updates to the Sub-Advisor’s Form ADV to be provided to the Advisor shall be a true and complete copy of the form as currently in effect and to the extent required, filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

i.	The Sub-Advisor has reviewed the Prospectus, and represents and warrants that, with respect to the disclosure about the Sub-Advisor or information relating to the Sub-Advisor, such Prospectus contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of material fact necessary to make the statements contained therein not misleading;

j.	The Sub-Advisor has in place, and shall have in place during the entire term of this Agreement, a business continuity plan, which may be updated from time to time, that governs the Sub-Advisor’s treatment of (i) material data processed by the Sub-Advisor’s computer system in the performance of its duties hereunder and the retrieval of any such material data from the Sub-Advisor’s back-up facilities and (ii) the performance of its duties under this Agreement relating to contingency planning, disaster recovery, back-up processing, recovery time objective, resumption operating capacities, escalation, activation and crisis management procedures; and

k.	This Agreement is enforceable against the Sub-Advisor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.	Representations and Warranties of Advisor. The Advisor represents and warrants to the Sub-Advisor as follows:

a.	The Advisor is registered as an investment advisor under the Advisers Act and is registered or licensed as an investment advisor under the laws of all jurisdictions in which its activities require it to be so registered or licensed and will continue to be so registered for so long as this Agreement remains in effect;

b.	The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

c.	The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

d.	The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV prior to the execution of this Agreement;

e.	The Advisor has duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement; and

f.	This Agreement is enforceable against the Advisor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.	Delivery of Documents to the Advisor. The Sub-Advisor has furnished the Advisor with true, accurate and complete copies of the following:

a.	The Sub-Advisor’s Form ADV, as of the date hereof;

b.	Separate lists of persons who the Sub-Advisor wishes to have authorized to give written and oral instructions to custodian(s) of the Trust; and

c.	The Sub-Advisor’s Code of Ethics, Proxy Voting Policy, Valuation Policy and Procedures, 206(4)- 7 Policies and Procedures, and other Compliance Policies and Procedures of the Sub-Advisor, as in effect on the date hereof.

The Sub-Advisor shall furnish the Advisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing.

9.	Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 6 and 7, respectively, shall survive the termination of this Agreement. In the event that any of the foregoing representations and warranties of the parties are no longer true, the applicable party shall promptly notify the other and/or update all information and documents which such party is required to provide to the other party hereunder.

10.	Standard of Care and Liability. The Sub-Advisor shall act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations, and the documents and instruments governing the Trust, in rendering services in accordance with the terms of this Agreement. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor or a reckless disregard of its duties hereunder, the Sub-Advisor, each of its affiliates and all respective partners, members, directors, officers, trustees and employees (“Affiliates”) and each person, if any, who within the meaning of Section 15 of the 1933 Act controls, is controlled by or is under common control with the Sub-Advisor (“Control Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to the Advisor, the Trust or any of the shareholders of a Fund, in connection with the matters to which this Agreement relates.

11.           Duration and Termination.

a.	Duration. Unless sooner terminated, this Agreement shall remain in effect until two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Trust’s Board or vote of a majority of the outstanding voting securities (as required by the 1940 Act); provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

b.	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)	by vote of a majority of the Trust’s Board, or by vote of a majority of the outstanding voting securities upon at least 60 days’ written notice to the Sub-Advisor;

(ii)	by the Advisor, upon at least 60 days’ written notice to the Sub-Advisor;

(iii)	by the Sub-Advisor upon at least 60 days’ written notice to the Advisor and the Trust; or

(iv)	by the non-defaulting party upon delivery of written notice from the non-defaulting party to the defaulting party in the event of a material breach of any provision of this Agreement by the defaulting party, provided that, to the extent such material breach is capable of being cured, the non-defaulting party shall have first provided the defaulting party written notice of the material breach and the defaulting party shall have failed to cure such breach to the reasonable satisfaction of the non-defaulting party within 10 days after the delivery of such notice.

The notice provided for in (i), (ii), (iii) and (iv) above may be waived by the party required to be notified.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement. In the event of an assignment that occurs solely due to the change of control of the Sub-Advisor, any necessary approvals or notices to continuation of this Agreement will be obtained or made at the sole expense of the Sub-Advisor.

c.	Effect of Expiration or Termination. If this Agreement expires or is terminated, then the Sub-Advisor shall be entitled to receive all amounts (including any accrued but unreimbursed expenses) payable to it and not yet paid pursuant to Sections 4 and 5 hereof, as applicable.

d.	Transactions in Progress Upon Termination. The Advisor and the Sub-Advisor shall cooperate with each other to ensure that portfolio or other transactions in progress at the date of termination of this Agreement shall be completed by the Sub-Advisor in accordance with the terms of such transactions, and to this end the Sub-Advisor shall provide the Advisor with all necessary information and documentation to secure the implementation thereof.

e.	Assistance with Valuation Upon Termination. Upon and following termination of this Agreement, the Sub-Advisor shall and/or shall cause its Affiliates to continue to provide the Advisor and the Fund, at no cost to the Advisor or the Trust (other than costs that are required to be borne by the Advisor or the Trust), assistance with the valuation of loans or other securities held by a Fund pursuant to Section 2(j) of this Agreement to the extent such loans or other securities were originated by the Sub-Advisor or an Affiliate of the Sub-Advisor.

f.	Delivery of Records Upon Termination. In the event of termination for any reason, all records of a Fund shall promptly be returned to the Advisor or the Trust, free from any claim or retention of rights in such records by the Sub-Advisor, although the Sub-Advisor may, at its own expense, make and retain copies of such records.

12.	Duties of the Advisor. The Advisor shall continue to have responsibility for all services to be provided to the Trust and the Fund(s) pursuant to the Advisory Agreement and shall oversee and review the Sub-Advisor’s performance of its duties under this Agreement.

13.	Brand Usage.

a.	Other than (i) in connection with required disclosures in the Prospectus or other Fund materials, and (ii) as necessary to identify relevant parties in Advisor and/or Fund related regulatory filings, agreements or other documents, neither the Advisor nor the Trust or a Fund shall use the Sub-Advisor’s actual or fictitious name(s), mark, derivative and/or logo (or that of any affiliate of the Sub-Advisor, other than that of the Advisor or of the Fund or any affiliate of the Sub-Advisor that is an affiliate of the Sub-Advisor solely by reason of the Sub-Advisor’s provision of services pursuant to this Agreement) or otherwise refer to the Sub-Advisor in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Sub-Advisor, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Advisor, Trust and the Fund(s), shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Advisor’s actual or fictitious name(s), mark, derivative and/or logo.

b.	Other than (i) in connection with required disclosures in the Prospectus or other Fund materials, and (ii) as necessary to identify relevant parties in Sub-Advisor and/or Fund related regulatory filings, agreements or other documents, the Sub-Advisor shall not use the Advisor’s or Fund’s actual or fictitious name(s) (or that of any other affiliate of the Advisor) or otherwise refer to the Advisor or a Fund in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Advisor, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Advisor shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark, derivative and/or logo of the Advisor and the Fund.

14.	Amendment. This Agreement may be amended only by mutual written consent of the parties, provided that the terms of any material amendment shall not be effective unless and until approved, if such approval is required by applicable law, by: (a) the Board or by a vote of a majority of the outstanding voting securities (as required by the 1940 Act) and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

15.	Confidentiality. Subject to their obligations under this Agreement and the duties of the Sub-Advisor or Advisor to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, each party shall treat as confidential and not disclose any information pertaining to the Trust or the Fund(s) and the actions of the Sub-Advisor, the Advisor and the Trust in respect thereof (collectively, “Fund Information”). The Sub-Advisor and Advisor each shall not use knowledge of non-public information regarding a Fund’s portfolio as a basis to place or recommend any securities transactions for its own benefit to the detriment of the Fund.

Subject to its obligations under this Agreement and the duties to comply with applicable law, including any request or demand of any regulatory or taxing authority having jurisdiction, the Advisor shall treat as confidential and not disclose any information produced or provided by the Sub-Advisor and/or its Affiliates or Control Persons relating to any such persons (excluding, for the avoidance of doubt, any Fund Information) (collectively, “Sub-Advisor Information”).

Subject to its obligations under this Agreement and the duties to comply with applicable law, including any request or demand of any regulatory or taxing authority having jurisdiction, the Sub-Advisor shall treat as confidential and not disclose any information produced or provided by the Advisor and/or its Affiliates or Control Persons (collectively, “Advisor Information”).

Notwithstanding the foregoing, the terms “Fund Information,” “Sub-Advisor Information” and “Advisor Information” shall not, for the purposes of this Agreement, include any information which (a) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by a party, its Affiliates or Control Persons in breach of this Agreement, (b) was or becomes available to a party on a non-confidential basis from a source other than the Advisor, the Sub-Advisor or the Trust or any of their Affiliates or Control Persons; provided that such source is not known to the party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Advisor, Sub-Advisor or the Trust, or (c) has been independently developed by a party or any of its Affiliates or Control Persons without using Fund Information and without violating any of its obligations under this Agreement.

In the event that a party is requested or required to disclose any Fund Information, Sub-Advisor Information or Advisor Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the party or its Affiliates or Control Persons, the disclosing party shall provide (unless prohibited by law or regulation or not reasonably practicable) the non-disclosing party with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement.

16.	Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile or e-mail with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Advisor:

Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563

Attention: Office of the General Counsel

Email: cjackson@calamos.com

If to the Advisor:

Calamos Antetokounmpo Asset Management LLC

2020 Calamos Court

Naperville, Illinois 60563

Attention: Chief Legal Officer

Email: cjackson@calamos.com

If to the Trust:

Calamos Antetokounmpo Sustainable Equities Trust
2020 Calamos Court

Naperville, Illinois 60563

Attention: Chief Financial Officer

E-mail: therman@calamos.com

with copies to:

Ropes & Gray LLP

191 North Wacker Drive

32nd Floor

Chicago, IL 60606

Attention: Paulita Pike

Email:Paulita.Pike@ropesgray.com

Such notice shall be deemed effective when provided in accordance with this Section 16.

17.	Governing Law, Jurisdiction, etc. This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the State of Delaware shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument. The parties may exchange facsimiles or .pdf images by email of actual signatures in lieu of mailing physical copies of counterparts.

19.	Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted or guidance as may be issued by the SEC.

20.	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22.	Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement. The Trust is an intended third-party beneficiary of this Agreement.

23.	Survival. The provisions of Sections 2(h), 2(k), 9, 10, 11(c), 11(d), 11(e), 11(f), 13, 15, 16, 17 and 23 shall survive termination of this Agreement.

[Remainder of page left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR

Calamos Antetokounmpo Asset Management LLC

By:	/s/ Thomas Herman
Name:	Thomas Herman
Title:	Chief Financial Officer

SUB-ADVISOR

Calamos Advisors LLC

By:	/s/ Thomas Herman
Name:	Thomas Herman
Title:	Chief Financial Officer

Calamos Antetokounmpo Sustainable Equities Trust

By:	/s/ J. Christopher Jackson
Name:	J. Christopher Jackson
Title:	Secretary

EXHIBIT A TO

SUB-ADVISORY AGREEMENT

Sub-Advisory Fee

The Advisor shall pay the Sub-Advisor a sub-advisory fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of such Fund at an annual rate of [_]%.